Exhibit 99.1

For more information contact:
CNH Corporate Communications +1 (630) 887-3823

CNH Capital Announces Completion of Notes Exchange Offer

RACINE, WI — (February 6, 2013) — CNH Capital LLC today announced that it completed its offer to exchange up to $750,000,000 in aggregate principal amount of its 3.875% Notes due 2015 that have been registered under the Securities Act of 1933, as amended, for its outstanding unregistered 3.875% Notes due 2015.

The exchange offer expired at 5:00 p.m., New York City time, on February 5, 2013.  Based on the final count by the exchange agent for the exchange offer, as of 5 p.m., New York City time, on February 5, 2013, $750,000,000 in aggregate principal amount of the outstanding 3.875% Notes due 2015 have been tendered, which represents 100% of the aggregate principal amount of the outstanding 3.875% Notes due 2015.

The exchange agent for the exchange offer is Wells Fargo Bank, National Association, Corporate Trust Services, Northstar East Building — 12th Floor, 608 Second Avenue South, Minneapolis, MN 55402. For information, call (800) 344-5128.

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CNH Capital LLC is a wholly-owned subsidiary of CNH Global N.V., providing financing products to CNH end-use customers and dealers in North America and other related financial products and services to support the sale of agricultural and construction equipment manufactured by CNH.  CNH is a world leader in the agricultural and construction equipment businesses and is a majority-owned subsidiary of Fiat Industrial S.p.A. (FI.MI). More information about CNH Capital and CNH can be found at www.cnhcapital.com and www.cnh.com.